Exhibit 10.45

April 14, 2006

Mr. Henri Nouri
Executive Vice President
Smart Online, Inc.
2530 Meridian Parkway
Durham, North Carolina  27713

Dear Henry:

This letter confirms that pursuant to Article X of its Bylaws, Smart Online, Inc. will indemnify you, to the fullest extent permitted by Delaware law, for any and all fees and expenses, as defined in Article X of the Bylaws ("Expenses"), including but not limited to attorneys' fees incurred by you or on your behalf in connection with a proceeding that has been initiated by the Securities and Exchange Commission and any other related proceeding that may arise ("Proceeding").

Pursuant to Article X of its Bylaws, Smart Online, Inc. further agrees that having received an undertaking from you agreeing that you will repay the Expenses described herein should it ultimately be determined that you were not entitled to indemnification, Smart Online, Inc. will pay Expenses incurred by you in advance of the final disposition of the Proceeding.

Very truly yours,

/s/ Dennis Michael Nouri
Dennis Michael Nouri
President and Chief Executive Officer Smart Online, Inc.

CERTIFICATE REGARDING REPAYMENT OF EXPENSES

The undersigned officer of Smart Online, Inc. ("Company") hereby acknowledges and agrees to repay any and all expenses paid by the Company on behalf of the undersigned in defending any civil, criminal, administrative or investigative action, suit or proceeding in relation to the Order of Suspension of Trading issued by the Securities and Exchange Commission ("SEC") regarding the Company on January l7, 2006 and the investigation being conducted by the SEC, should it be determined that the undersigned is not entitled to be indemnified by the Company pursuant to the Company's Bylaws and Delaware Corporation Law.

Agree to and Accepted:	Witness:

By: /s/ Henry Nouri Henry Nouri	By: /s/ James Gayton James Gayton

Title: Executive Vice President	Date: January 26,2006

Date: January 26, 2006